Exhibit 23.1

Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee
Omnitek Engineering Corp.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2015 with respect to the audited financial statements of Omnitek Engineering Corp. for the years ended December 31, 2014 and 2013.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
September 24, 2015